Exhibit 10.4

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

by and between

BANK OF HEATH SPRINGS

and

WACCAMAW BANK

and

WACCAMAW BANKSHARES, INC.

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this “Agreement”) is entered into as of the 19th day of December, 2005 by and between BANK OF HEATH SPRINGS, a South Carolina chartered bank (“BHS”), WACCAMAW BANK, a North Carolina banking corporation (the “Bank”) and WACCAMAW BANKSHARES, INC., a North Carolina corporation and registered bank holding company (“Bankshares”);

W I T N E S S E T H:

WHEREAS, the parties hereto have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for BHS to be merged with and into the Bank pursuant to a plan of merger (the “Plan of Merger”) in the form attached hereto as Schedule A, with the effect that each of the outstanding shares of BHS’s common stock will be converted into cash in the manner set forth herein, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger (as hereinafter defined) and transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the parties hereto mutually agree as follows:

ARTICLE I. THE MERGER

1.1 Merger. Subject to the provisions of this Agreement and the Plan of Merger, as of the Effective Time (as defined in Section 1.9 hereof), BHS shall be merged with and into the Bank pursuant to Section 53-12 of the North Carolina General Statutes and Title 34 of the South Carolina Code of Laws (the “Merger”), the separate corporate existence of BHS shall cease and the corporate existence of the Bank, as the surviving corporation in the Merger, shall continue under the laws of the State of North Carolina. The Bank, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effect of the Merger. At the Effective Time and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of BHS including, without limitation, all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to BHS, whether tangible or intangible, shall vest in the Surviving Corporation, and the Surviving

Corporation shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of BHS, all without any conveyance, assignment or further act or deed; and the Surviving Corporation shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of BHS as of the Effective Time.

1.3 Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and bylaws of the Bank in effect at the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable laws. The officers and directors of the Bank at the Effective Time shall continue to hold such offices and positions of the Surviving Corporation until removed as provided by law or until the election or appointment of their respective successors.

1.4 Conversion of Shares and Merger Consideration.

(a) Bankshares and Bank Stock. Each share of common stock of Bankshares, no par value (“Bankshares Stock”), and of the Bank, par value $5.00 per share, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger.

(b) BHS Stock. Except as otherwise provided herein, at the Effective Time, all rights of BHS’s shareholders with respect to all then outstanding shares of the common stock of BHS, $10.00 par value per share (“BHS Stock”), shall cease to exist, and the holders of shares of BHS Stock shall cease to be and shall have no further rights as shareholders of BHS. At the Effective Time, each such outstanding share of BHS Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by BHS, the Bank or Bankshares, which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section 1.7)) shall be converted, without any action on the part of the holder of such shares, into the right to receive the Per Share Cash Consideration (as defined in Section 1.4(c)) in accordance with this Article I. Following the Effective Time, certificates representing shares of BHS Stock outstanding at the Effective Time shall evidence only the right to receive the Per Share Cash Consideration. No share of BHS Stock, other than Dissenting Shares (as defined in Section 1.7), shall be deemed to be outstanding or have any rights other than those set forth in this Section 1.4 after the Effective Time.

(c) Per Share Cash Consideration. For purposes of this Agreement, the “Per Share Cash Consideration” shall be the quotient of Eight Million Dollars ($8,000,000) divided by the number of shares of BHS Stock issued and outstanding as of the Effective Time.

1.5 Closing Payment. At least one (1) business day prior to the Effective Time, Bankshares or the Bank shall deposit, or shall cause to be deposited, with First-Citizens Bank and Trust Company, Raleigh, North Carolina transfer agent of Bankshares Stock (the “Exchange Agent”), for the benefit of each holder of BHS Stock for exchange in accordance with this Article I the aggregate amount of cash to be delivered to holders of BHS Stock as cash consideration to be paid pursuant to this Article I for outstanding shares of BHS Stock (such cash referred to as the “Exchange Fund”). Immediately after the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article I, deliver cash contemplated to be paid with respect to BHS Stock out of the Exchange Fund to each shareholder of BHS Stock who has surrendered in accordance with the provisions of Section 1.6 below one or more certificates representing shares of BHS Stock. Such cash shall be delivered (i) via certified check of the Exchange Agent or (ii) via wire transfer pursuant to the written wire instructions of the applicable holder of BHS Stock. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest all cash included in the Exchange Fund, as directed by Bankshares, on a daily basis. Any interest and other income resulting from such investments shall be paid to Bankshares.

1.6 Exchange of Shares.

(a) Exchange Procedures. Prior to the Effective Time, Bankshares or the Bank shall cause the Exchange Agent to mail to the shareholders of BHS of record as of the date of such mailing, transmittal materials and other appropriate written instructions (collectively, a “Transmittal Letter”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificate representing shares of BHS Stock prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent and which shall be in such form and have such other provisions as Bankshares may reasonably specify). At the Effective Time and upon the proper surrender of certificate(s) representing shares of BHS Stock to the Exchange Agent, together with a properly completed and duly executed Transmittal Letter, the holder of such certificate(s) shall receive, in exchange therefor, the Per Share Cash Consideration subject to any required withholding of applicable taxes. Notwithstanding anything else herein contained, neither Bankshares, the Bank nor the Exchange Agent shall be obligated to deliver any of such payments in cash unless and until such holder has surrendered the certificate(s) representing such holder’s BHS Stock. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require and shall be held in escrow by the Exchange Agent pending the effective time. If there is a transfer of ownership of any shares of BHS Stock not registered in the transfer records of BHS, the appropriate cash consideration shall be paid to the transferee thereof if the certificates representing such BHS Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Bankshares, the Bank and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing BHS Stock for six months after the Effective Time shall be delivered to Bankshares, upon demand, and any shareholders of BHS who have not previously complied with the provisions of this Article I shall thereafter look only to Bankshares for payment of their claim for cash. Any portion of the Exchange Fund remaining unclaimed by holders of BHS Stock five years after the Effective Time (or such earlier date immediately prior to such time as such portion would otherwise escheat to or become property of any government entity) shall, to the extent permitted by applicable law, become the property of Bankshares free and clear of any claims or interest of any person previously entitled therein. Any other provision of this Agreement notwithstanding, neither Bankshares, the Bank nor the Exchange Agent shall be liable to any holder of shares of BHS Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

(b) Lost Certificates. Any shareholder of BHS whose certificate representing shares of BHS Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive any cash to which he or she is entitled in accordance with and upon compliance with conditions reasonably imposed by the Exchange Agent or Bankshares (including, without limitation, a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the Exchange Agent and Bankshares).

(c) Rights of Former BHS Shareholders. At the Effective Time, the stock transfer books of BHS shall be closed as to holders of BHS Stock immediately prior to the Effective Time and no transfer of BHS Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 1.6(a) of this Agreement, each certificate theretofore representing shares of BHS Stock (other than shares to be canceled pursuant to Section 1.4(b) of this Agreement and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the appropriate cash consideration. If, after the Effective Time, certificates representing BHS Stock are presented to BHS, Bankshares or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I.

1.7 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of BHS Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with S.C. Code Ann. § 33-13-101 et seq. (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the appropriate cash consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of S.C. Code Ann. § 33-13-101 et seq. except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under S.C. Code Ann. § 33-13-101 et seq. shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the appropriate cash consideration upon surrender in the manner provided in Section 1.6 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. BHS shall give Bankshares (i) prompt notice of any written demand for appraisal of any shares of BHS Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to S.C. Code Ann. § 33-13-101 et seq. and received by BHS relating to shareholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under S.C. Code Ann. § 33-13-101 et seq. consistent with the obligations of BHS thereunder. BHS shall not, except with the prior written consent of Bankshares, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with S.C. Code Ann. § 33-13-101 et seq.

1.8 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bankshares in Whiteville, North Carolina, or at such other place as Bankshares shall designate, on a date mutually agreeable to BHS and Bankshares (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of all required approvals of the Merger by the Federal Deposit Insurance Corporation (“FDIC”), the North Carolina Commissioner of Banks (the “Commissioner”), the

South Carolina Board of Financial Institutions (the “SCBFI”) and any other governmental or regulatory authorities (as soon as practicable, but in no event to be more than 60 days following the expiration of all such required waiting periods). At the Closing, Bankshares and BHS shall take such actions (including, without limitation, the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law and South Carolina law) as are required herein and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

1.9 Effective Time. Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective (the “Effective Time”) on the date and at the time on which Articles of Merger containing the Plan of Merger and the other provisions required by, and executed in accordance with applicable North Carolina, South Carolina and applicable federal law shall have been accepted for filing by the Secretary of State of the State of North Carolina and the Secretary of State of the State of South Carolina (or such later time as may be specified in the Articles of Merger); provided, however, that unless otherwise mutually agreed upon by the parties hereto, the Effective Time shall in no event be more than ten days following the Closing Date.

1.10 Further Assurances. If at any time after the Effective Time Bankshares or the Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of BHS acquired or to be acquired by reason of, or as a result of, the Merger, BHS, and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in Bankshares or the Bank, as applicable and otherwise to carry out the purpose of this Agreement, and that the officers and directors of Bankshares or the Bank, as applicable are fully authorized and directed in the name of BHS or otherwise to take any and all such actions.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF BHS

Except as otherwise specifically provided herein or as “Previously Disclosed” to Bankshares, BHS hereby makes the following representations and warranties to Bankshares. (“Previously Disclosed” shall mean, as to BHS, the disclosure of information in a letter delivered by BHS to Bankshares specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

2.1 Corporate Organization, Capacity and Authority.

(a) Organization. BHS is a banking corporation duly organized and incorporated and validly existing under the laws of the State of South Carolina with its deposits insured up to applicable limits by the FDIC. BHS has no subsidiaries.

(b) Power and Authority. BHS has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it is now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure to so qualify would not have a Material Adverse Effect (as defined herein) on BHS, and, to the best knowledge and belief of the management of BHS, is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on BHS. For purposes of this Article II, “Material Adverse Effect” shall mean any event or change that (i) is material and adverse to the financial position, results of operations or business of BHS, or (ii) would materially impair the ability of BHS to perform its obligations under this Agreement or otherwise materially impede the consummation of the Merger; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by any applicable governmental authority, (B) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions, including interest rates, affecting banks and their holding companies generally, (D) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, and (E) the effects of any action or omission taken with the prior consent of Bankshares or as otherwise contemplated by the Agreement.

(c) Constituent Documents. BHS has previously delivered to Bankshares true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of BHS, including all amendments and proposed amendments thereto.

2.2 Capital Stock. The authorized capital stock of BHS consists of 5,000 shares of common stock, $10.00 par value per share, of which 5,000 shares are issued and outstanding as of the date hereof. Other than the BHS Stock, BHS has no outstanding class of capital stock. Each outstanding share of BHS Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder.

2.3 Principal Shareholders. Except as “Previously Disclosed,” there are no persons or entities known to BHS that own beneficially, directly or indirectly, more than 5% of the outstanding shares of BHS Stock.

2.4 Convertible Securities, Options, Etc. BHS does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of BHS Stock or any other securities of BHS, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of BHS Stock or any other securities of BHS, or (iii) plan, agreement or other arrangement pursuant to which shares of BHS Stock or any other securities of BHS or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

2.5 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by BHS’s Board of Directors. Subject only to approval of the Plan of Merger by the shareholders of BHS, (i) BHS has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize BHS to enter into this Agreement and to perform its obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of BHS enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

2.6 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of BHS’s shareholders and of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by BHS with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of BHS, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which BHS is bound or by which it or its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of BHS; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of BHS; or (v) interfere with or otherwise adversely affect the ability of BHS to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of Bankshares and the Bank to carry on such business after the Effective Time. No consents, approvals or waivers are required to be obtained from any person or entity in connection with BHS’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of BHS’s shareholders as described in Section 7.1(a) below and of governmental or regulatory authorities as described in Section 7.1(b) below and approvals previously obtained.

2.7 Books and Records. The books of account of BHS have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects BHS’s items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of BHS accurately reflect in all material respects the corporate actions which its shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Bankshares and its representatives.

2.8 Regulatory Reports. Since its date of incorporation, BHS has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the SCBFI, and (iii) any other governmental or regulatory authorities having jurisdiction over BHS except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on BHS. All such reports, registrations and statements filed by BHS with the FDIC, the SCBFI or other such regulatory authority are collectively referred to herein as the “BHS Reports.” As of their respective dates, the BHS Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and BHS has not been notified that any such BHS Reports were deficient as to form or content. Following the date of this Agreement, BHS shall deliver to Bankshares, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by BHS, with the FDIC, the SCBFI or any other such regulatory authority.

2.9 Shareholder Communications and FDIC Filings; Financial Statements.

(a) Shareholder Communications and FDIC Filings. BHS has made available to Bankshares true, accurate and complete copies of all communications by BHS to its shareholders generally since December 31, 2002 (collectively, the “BHS Shareholder Reports”). The BHS Shareholder Reports did not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated in such BHS Shareholder Reports or necessary in order to make the statements in such BHS Shareholder Reports, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. BHS has made available to Bankshares the following financial statements (collectively, the “BHS Financial Statements”): (i) its balance sheets as of September 30, 2005 and 2004 and December 31, 2004 and 2003 and its statements of operations for the nine month period ended September 30, 2005 and for the years ended December 31, 2004, 2003 and 2002, together with notes thereto. Following the date of this Agreement, BHS promptly will deliver to Bankshares all other annual or interim financial statements prepared by or for BHS. The BHS Financial Statements (including any related notes and schedules thereto) are in accordance with BHS’s books and records and present fairly BHS’s financial condition, assets and liabilities and results of operations as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

2.10 Tax Returns and Other Tax Matters. (i) BHS has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against BHS, or its respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of BHS to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the BHS Financial Statements; (iii) tax returns and reports of BHS have not been subject to audit by the Internal Revenue Service (the “IRS”) or the South Carolina Department of Revenue since December 31, 2000 and BHS has not received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) BHS has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

2.11 Absence of Material Adverse Effects or Certain Other Events.

(a) Since December 31, 2004, BHS has conducted business only in the ordinary course, and there has been no Material Adverse Effect, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a Material Adverse Effect, on BHS.

(b) Since December 31, 2004, and other than in the ordinary course of its business, BHS has not incurred any material liability or engaged in any material transaction or entered into any material agreement, suffered any loss, destruction or damage to any of its respective properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

(c) BHS has Previously Disclosed to Bankshares any and all “Raises” approved or actually effected since December 31, 2004. For purposes of this Section 2.11(c), “Raises” shall be defined to include (i) any bonus; and (ii) any increase in the salaries, compensation or general benefits payable to employees of BHS.

2.12 Absence of Undisclosed Liabilities. BHS has no liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the BHS Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2004 and which are not, individually or in the aggregate, material to BHS. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other liabilities of BHS.

2.13 Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of BHS, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of BHS, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting BHS, or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of BHS for, or subject BHS to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on BHS or on BHS’s ability to consummate the Merger.

(b) Except for such licenses, permits, orders, authorizations or approvals (“Permits”) the absence of which would not have a Material Adverse Effect on BHS, BHS has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on BHS, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of BHS, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) BHS is not subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the SCBFI or the FDIC) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against BHS that in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of BHS; and BHS has not been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) BHS is not in violation or default under, and has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including, without limitation, all provisions of South Carolina law relating to usury, consumer protection and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on BHS, and, to the best knowledge and belief of management of BHS, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

2.14 Real Properties. BHS has Previously Disclosed to Bankshares a listing of all real property owned or leased by BHS (the “Real Property”) and all leases pertaining to any such Real Property to which BHS is a party (the “Real Property Leases” and each “Real Property Lease”). With respect to all Real Property, BHS has good and marketable fee simple title to, or a valid and subsisting leasehold interest in, such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (i) such lease is valid and enforceable in accordance with its terms, (ii) there currently exists no circumstance or condition which constitutes an event of default by BHS (as lessor or lessee) or its respective lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (iii) subject to any required consent of BHS’s lessor, each such Real Property Lease may be assigned to the Bank or Bankshares and the execution and delivery of this Agreement does not constitute an event of default thereunder. To the best knowledge and belief of management of BHS, the Real Property complies with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, except for such noncompliance as does not or would not have a Material Adverse Effect on BHS, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use. All improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially adversely affects the economic value thereof or materially adversely interferes (or will interfere after the Merger) with the contemplated use thereof.

2.15 Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on the books and records of BHS (i) have resulted from bona fide business transactions in the ordinary course of operations of BHS, (ii) were made in accordance with the standard loan policies and procedures of BHS, and (iii) are owned by BHS free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b) All of the records of BHS regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any real or personal property or property rights (“Loan Collateral”), such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan. BHS has not engaged in any form of indirect lending and no such indirect loans are outstanding.

(c) To the best knowledge and belief of management of BHS, each loan reflected as an asset on the books of BHS and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

(d) BHS has previously delivered to Bankshares (i) a written listing of each loan, extension of credit or other asset of BHS which, as of December 15, 2005, is classified by the FDIC or the SCBFI as “Loss,” “Doubtful,” “Substandard” or “Special Mention” (or otherwise by words of similar import), or which it has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit that, as of November 30, 2005, was past due as to the payment of principal or interest or both, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete in all material respects as of the date indicated.

(e) As of December 31, 2004 and as of November 30, 2005, BHS’s, reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the SCBFI and, in the best judgment of management of BHS, is reasonable in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio.

(f) To the best knowledge and belief of management of BHS, each of the loans carried on BHS’s books and records (with the exception of those loans Previously Disclosed to Bankshares pursuant to subparagraph (d) of this Section 2.15) is collectible in the ordinary course of BHS’s business in an amount which is not less than the amount at which it is carried on BHS’s books and records.

2.16 Securities Portfolio and Investments. Except as Previously Disclosed, all securities owned by BHS (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of BHS to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which BHS is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” to which BHS has “purchased” securities under agreement to resell, BHS has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2004, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of BHS’s securities portfolio as a whole.

2.17 Personal Property and Other Assets. All tangible personal property of BHS material to the business operations of BHS (including, without limitation, all banking equipment, data processing equipment, vehicles, and all other tangible personal property located in any office of or used by BHS in the operation of its business) is owned or leased by BHS free and clear of all liens, encumbrances, leases, title defects or exceptions to title other than such as are not material in character, amount or extent, and which do not materially detract from the value of, or interfere with the present or future use or ability to convey, the property subject thereto or affected thereby. All of BHS’s tangible personal property material to its business is in good operating condition and repair, ordinary wear and tear excepted.

2.18 Patents and Trademarks. BHS is a corporation in good standing registered with the Secretary of State of South Carolina and has operated under its original articles of incorporation, as it may have amended from time to time, for in excess of 65 years and owns and possesses the right to the name “Bank of Heath Springs” under the common law of South Carolina but does not possess or own any statutory copyrights, tradenames or trademarks. BHS possesses such trade secrets and proprietary and confidential information necessary to conduct its business as presently conducted; and BHS has not knowingly violated, and is not now knowingly in conflict with, any patent, license, trademark, tradename, copyright or proprietary right of any other person or entity.

2.19 Environmental Matters.

(a) BHS has Previously Disclosed to Bankshares copies of all written reports, correspondence, notices or other materials, if any, in its possession pertaining to environmental surveys or assessments of the Real Property or any of its Loan Collateral and any improvements thereon, or to any violation of “Environmental Laws” (as defined in Section 2.19(f) below) on, affecting or otherwise involving the Real Property or any Loan Collateral.

(b) There has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any “Hazardous Substances” (as defined in Section 2.19(g) below) by any person prior to the date hereof on, from or relating to the Real Property or, to the best knowledge and belief of management of BHS, the Loan Collateral, which constitutes a violation of any Environmental Laws.

(c) BHS has not violated any federal, state or local law, rule, regulation, order, permit or other requirement relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions, and there has been no violation of any Environmental Laws (as defined below) (including, to the best knowledge and belief of management of BHS, any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation BHS is or may be responsible or liable, except to the extent any violations of which, when taken as a whole, would not have a Material Adverse Effect on BHS.

(d) BHS is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or, to the best knowledge and belief of management of BHS, any Loan Collateral by any person or entity.

(e) No facts, events or conditions relating to the Real Property or, to the best knowledge and belief of management of BHS, any Loan Collateral, or the operations of BHS, will prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

(f) For purposes of this Agreement, “Environmental Laws” shall include:

(i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

(ii) all contractual agreements, and

(iii) all common law

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any “Superfund” or “Superlien” law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now or at any time hereafter be defined or in effect.

(g) For purposes of this Agreement, “Hazardous Substances” shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls (“PCBs”) or any material containing PCBs; radioactive materials; biological micro organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as “sick building syndrome,” “building-related illness” or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time hereafter may be in effect.

2.20 Brokerage or Finders’ Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by BHS or its representative, Howe Barnes Investments, Inc., Chicago, Illinois (“Howe Barnes”), directly with Bankshares or its representatives, and no person or firm other than Howe Barnes has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, BHS or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

2.21 Material Contracts.

(a) Except as Previously Disclosed, BHS is not a party to or bound by any agreement, other than loans made in the ordinary course of business, (i) involving money or other property in an amount or with a value in excess of $25,000, (ii) which calls for the provision of goods or services to BHS and cannot be terminated without material penalty upon written notice to the other party thereto, (iii) which is material to BHS and was not entered into in the ordinary course of business, (iv) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (v) which commits BHS to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of business), (vi) which involves the purchase or sale of any assets of BHS, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of BHS, or (vii) with any director, officer or principal shareholder of BHS (including, without limitation, any consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of its business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

(b) BHS is not in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits.

2.22 Employment Matters; Employee Relations.

(a) BHS (i) has paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered, including all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or its existing policies or practices, and (ii) is in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and no person has, to the best knowledge and belief of management of BHS, asserted that BHS is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

(b) There is no action, suit or proceeding by any person pending or, to the best knowledge and belief of management of BHS, threatened against BHS (or its employees), involving employment discrimination, harassment, wrongful discharge or similar claims. BHS is not a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or, to BHS’s best knowledge, threatened labor dispute, work stoppage or strike involving BHS, or any of its employees, or any pending or, to BHS’s best knowledge, threatened proceeding in which it is asserted that BHS has committed an unfair labor practice; and, BHS is not aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

2.23 Employment Agreements; Employee Benefit Plans.

(a) BHS has Previously Disclosed to Bankshares a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by BHS for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “Plans”). True and complete copies of all Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to Bankshares. BHS does not maintain, sponsor, contribute to or otherwise participate in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multiemployer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS and BHS is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Plans (and any Plans previously maintained by BHS) required to be filed with any governmental department, agency, service or other authority, including, without limitation, Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

(b) All “Employee Benefit Plans” maintained by or otherwise covering employees or former employees of BHS currently are, and at all times have been, in compliance with all provisions and requirements of ERISA except those the noncompliance of which, when taken as a whole, would not have a Material Adverse Effect on BHS. There is no pending or, to BHS’s best knowledge, threatened litigation relating to any Plan or any such Plan previously maintained by BHS. BHS has not engaged in a transaction with respect to any Plan that has subjected it, or absent the exemption under which the transaction was effected, would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) BHS has delivered to Bankshares a true, correct and complete copy (including copies of all amendments thereto) of each of its retirement plans that is intended to be qualified under Section 401(a) of the Code (collectively, the “Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the IRS regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans. The Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Retirement Plans. There are no issues relating to said qualification or exemption of the Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Retirement Plans and the administration thereof meet (and have met since the establishment of the Retirement Plans) the requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Retirement Plans and do not violate (and since the establishment of the Retirement Plans have not violated) any of the provisions of ERISA, the Code and such other laws, rules and regulations, except to the extent such violation, when taken as a whole, would not have a Material Adverse Effect on BHS. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no disputes or unresolved disagreements with respect to the Retirement Plans or the administration thereof currently existing between BHS, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of BHS, or beneficiary of any such employee or any other person or entity. No “reportable event” within the meaning of Section 4043(b) of ERISA has occurred at any time with respect to the Retirement Plans, other than those, when taken as a whole, would not have a Material Adverse Effect on BHS.

(d) No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by BHS with respect to the Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by BHS. BHS presently does not contribute to a “Multiemployer Plan” or has ever contributed to such a plan. All contributions required to be made pursuant to the terms of each of the Plans (including without limitation the Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by BHS have been timely made. Neither the Retirement Plans nor any other “pension plan” maintained by BHS have an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. BHS has not provided, and is not required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other “pension plan” maintained by BHS as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

(e) There are no restrictions on the rights of BHS to amend or terminate any Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided for or contemplated by the transactions described in this Agreement) (i) result in any payment to any person (including, without limitation, any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

2.24 Insurance. BHS has in effect a “financial institutions bond” and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to Bankshares (the “Policies”). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of BHS, the insurance coverage provided under the Policies is reasonable and adequate in all respects for BHS. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in South Carolina; and BHS has taken all requisite actions (including the giving of required notices) under each such Policy to preserve all rights thereunder with respect to all matters. BHS is not in default under the provisions of, has received notice of cancellation or nonrenewal of, or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims under any Policy, and BHS has no knowledge of any facts or of the occurrence of any event that is reasonably likely to result in any such claim.

2.25 Insurance of Deposits. BHS is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in BHS are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from BHS to the FDIC have been paid in full in a timely fashion, and, to the best knowledge and belief of BHS, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

2.26 Compensation; Stock Ownership. BHS has Previously Disclosed (i) the name and current salary or wage rate for each present employee of BHS, and (ii) the name of and number of shares of BHS Stock beneficially owned by each of the directors and officers of BHS and by any person or entity known to BHS to own beneficially 5% or more of BHS Stock.

2.27 Disclosure. To the best knowledge and belief of management of BHS, no written statement, certificate, schedule, list or other written information furnished by or on behalf of BHS at any time to Bankshares in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by BHS to Bankshares is or will be a true and complete copy of such document, unmodified except by another document delivered by BHS.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BANKSHARES

Except as otherwise specifically described herein or as “Previously Disclosed” to BHS, Bankshares hereby makes the following representations and warranties to BHS. (“Previously Disclosed” shall mean, as to Bankshares, the disclosure of information in a letter delivered by Bankshares to BHS specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

3.1 Corporate Organization, Capacity and Authority.

(a) Organization. Bankshares is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Commissioner as a commercial bank holding company and with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b) Subsidiaries. Bankshares has one wholly owned bank subsidiary, the Bank. Bankshares also owns 100% of the issued and outstanding common securities of Waccamaw Statutory Trust I, a special purpose entity organized as a statutory trust under the laws of the State of Connecticut and formed to allow Bankshares to issue trust preferred securities. The Bank has one wholly owned subsidiary, Waccamaw Financial Services, Inc. Other than the Bank, Waccamaw Financial Services, Inc. and Waccamaw Statutory Trust I, Bankshares has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in Bankshares’ investment portfolio and securities held in a fiduciary capacity.

(c) Organization of Subsidiary. The Bank is duly organized and validly existing under the laws of the State of North Carolina. All of the outstanding capital stock of the Bank is owned of record and beneficially, free and clear of all security interests and claims, by Bankshares. All of the outstanding shares of capital stock of the Bank are duly authorized, validly issued, fully paid and nonassessable, except to the extent set forth in N.C. General Statutes Section 53-42.

(d) Power and Authority. Each of Bankshares and the Bank has all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business as now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on Bankshares and the Bank, and is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on Bankshares and the Bank. For purposes of this Article III, “Material Adverse Effect” shall mean: (a) with respect to references to Bankshares, any change in the business of Bankshares that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of Bankshares, or (b) with respect to references to the Bank, any change in the business of the Bank that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations of Bankshares and the Bank considered as one enterprise.

(e) Constituent Documents. Bankshares has previously delivered to BHS true, accurate and complete copies of the currently effective charter and bylaws or equivalent organizational documents of each of Bankshares and the Bank, including all amendments and proposed amendments thereto.

3.2 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by Bankshares’ and the Bank’s Boards of Directors. (i) Bankshares and the

Bank have the corporate power and authority to execute and deliver this Agreement and to perform their obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize Bankshares and the Bank to enter into this Agreement and to perform its respective obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of Bankshares and the Bank enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

3.3 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Bankshares or the Bank with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or bylaws or the equivalent organizational documents of Bankshares or the Bank, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Bankshares or the Bank, is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Bankshares or the Bank; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of Bankshares or the Bank; or (v) interfere with or otherwise adversely affect Bankshares’ or the Bank’s ability to carry on its business as presently conducted. No consents, approvals or waivers are required to be obtained from any governmental or regulatory authority in connection with Bankshares’ or the Bank’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of governmental or regulatory authorities described in Section 7.1 below and approvals previously obtained.

3.4 Books and Records. The books of account of Bankshares and the Bank have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects Bankshares’ and the Bank’s, respectively, items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of each of Bankshares and the Bank accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to BHS and its representatives.

3.5 Obstacles to Regulatory Approval. To the best of the knowledge and belief of the management of Bankshares, no fact or condition relating to Bankshares exists that may reasonably be expected to (i) prevent, impede or delay Bankshares or BHS from obtaining the regulatory approvals required in order to consummate transactions described herein; and, if any such fact or condition becomes known to the executive officers of Bankshares, Bankshares promptly (and in any event within three days after obtaining such knowledge) shall communicate such fact or condition to the President of BHS.

3.6 Disclosure. To the best of the knowledge and belief of Bankshares, no written statement, certificate, schedule, list or written information furnished by or on behalf of Bankshares at any time to BHS in connection with this Agreement (including, without limitation, the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Bankshares to BHS is or will be a true and complete copy of such document, unmodified except by another document delivered by Bankshares.

3.7 Liquidity. Bankshares has sufficient liquidity to fund the Exchange Fund up to an aggregate amount of $8,000,000 and such funding will not result in the impairment of Bankshares’ regulatory capital.

ARTICLE IV. COVENANTS OF BHS

4.1 Affirmative Covenants of BHS. BHS hereby covenants and agrees as follows with Bankshares:

(a) Conduct of Business Prior to Effective Time. Between the date of this Agreement and the Effective Time, except as otherwise agreed by Bankshares in writing, BHS will carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and will:

(i) make all reasonable efforts to preserve intact its present business organization, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

(ii) maintain all of its properties and equipment used in its business in customary repair, order and condition, ordinary wear and tear excepted;

(iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis except to the extent otherwise reasonably required by applicable laws or regulations;

(iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

(v) not change its existing loan underwriting guidelines, policies or procedures except as may be required by law;

(vi) continue to maintain in force insurance such as is described in Section 2.24 above; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and

(vii) promptly provide to Bankshares such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as Bankshares reasonably shall request.

(b) Loans. BHS will obtain Bankshares’ prior approval for each new extension of credit (including the issuance of unfunded commitments, but excluding such new extensions of credit as have been Previously Disclosed,) that it proposes to make within the following categories: (i) loan participations, (ii) loans for acquisition and development purposes, and (iii) non-residential construction loans exceeding $50,000 in principal amount. BHS will not enter into any form of indirect lending. Additionally, BHS will make available and provide to Bankshares the following information with respect to its loans and other extensions of credit (such assets herein referred to as “Loans”) as of November 30, 2005 and as of the end of each month thereafter until the Effective Time, such information for each month, or in the case of (ii) below, quarterly to be in form and substance as is usual and customary in the conduct of its business and to be furnished within 25 days of the end of each month ending after the date hereof, except as otherwise provided:

(i) a list of Loans past due for 30 days or more as to principal or interest;

(ii) an analysis of the Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or “watch list” Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan;

(iii) a list of Loans in nonaccrual status;

(iv) a list of all Loans over $50,000 without principal reduction for a period of longer than one year;

(v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(vi) a list of reworked or restructured Loans over $50,000 and still outstanding, including original terms, restructured terms and status; and

(vii) a list of any actual or threatened litigation by or against BHS pertaining to any Loans or credits, together with the pleadings and other filed documents related thereto.

(c) Accruals for Loan Loss Reserve, Expenses and Other Accounting Matters. BHS will make such appropriate accounting entries in their books and records and take such other actions as Bankshares, in its sole discretion, deems to be required by GAAP, or which Bankshares otherwise reasonably deems to be necessary, appropriate or desirable in anticipation of the Merger and which are not in violation of GAAP or applicable law, including without limitation additional provisions to BHS’s Loan Loss Reserve or accruals or the creation of reserves for employee benefit and Merger-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by BHS and Bankshares, BHS shall not be required to make any such accounting entries until immediately prior to the Closing and only following receipt of written confirmation from Bankshares that it is not aware of any fact or circumstance that would prevent completion of the Merger; and, provided further, however, that no such entry made as a result of such a request by Bankshares shall, itself alone, constitute a breach by BHS of any representation, warranty or covenant made by BHS in this Agreement.

(d) Loan Charge-Offs. BHS will make such appropriate accounting entries in their books and records and take such other actions which are not in violation of GAAP or applicable law as Bankshares reasonably deems to be necessary, appropriate or desirable to charge-off any Loans on BHS’s books, or any portions thereof, that Bankshares, in its sole discretion, considers to be losses or that Bankshares otherwise believes, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or otherwise, or that otherwise would be charged off by Bankshares after the Effective Time in accordance with its Loan administration and charge-off policies and procedures; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by BHS and Bankshares, BHS shall not be required to make any such accounting entries or take any such actions until immediately prior to the Closing and only following receipt of written confirmation from Bankshares that it is not aware of any fact or circumstance that would prevent completion of the Merger; and, provided further, however, that no such entry made as a result of such a request by Bankshares shall, itself alone, constitute a breach by BHS of any representation, warranty or covenant made by BHS in this Agreement.

(e) Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, BHS promptly will notify Bankshares in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of BHS herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of BHS’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.3 below.

(f) Consents to Assignment of Contracts and Leases. BHS will use its best efforts to obtain all required consents to the assignment to Bankshares of BHS’s rights and obligations under any contracts or personal or real property leases, each of which consents shall be in such form as shall be specified by Bankshares.

(g) Qualified Plans. BHS shall take all appropriate action as shall be necessary to maintain the Bank of Heath Springs 401(k) Plan (the “BHS 401(k) Plan”), as a qualified plan for purposes of ERISA. BHS acknowledges that Bankshares intends (i) that the BHS 40l(k) Plan will be merged into the Waccamaw Bank Section 401(k) Savings Plan (the “Waccamaw 401(k) Plan”) as soon as practicable after the Effective Time. BHS shall take all such actions with respect to such plans as shall be necessary to accomplish such intent and, until the Effective Time, will not take any other extraordinary actions with respects to such plans without the written consent of Bankshares.

(h) Further Action; Instruments of Transfer. BHS shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to Bankshares all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of BHS in consummating such transactions and (iii) cooperate with Bankshares fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

4.2 Negative Covenants of BHS. Between the date hereof and the Effective Time, BHS will not do any of the following things or take any of the following actions without the prior written consent and authorization of the President of Bankshares:

(a) Amendments to Articles of Incorporation or Bylaws. Amend its Articles of Incorporation or bylaws.

(b) Change in Capital Stock. Make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or issue, sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

(c) Options, Warrants and Rights. Grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(d) Dividends. Declare or pay any dividends on the outstanding shares of capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders, provided however, that BHS shall be permitted to declare a dividend on or after January 1, 2006 in an aggregate amount equal to the lesser of: (i) $150,000; or (ii) the actual federal income tax liability incurred by the shareholders of BHS as a result of pass through income attributed to them as a result of their ownership of BHS Stock during 2005.

(e) Employment, Benefit or Retirement Agreements or Plans. Except as required by law, contemplated by this Agreement or Previously Disclosed, (i) enter into, become bound by, renew or extend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by BHS without cost or other liability on no more than 30 days’ notice; (ii) amend any existing, or adopt, enter into or become bound by any new or additional, profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; (iii) make contributions to any 401(k) Plan other than basic and matching contributions in accordance with the terms of such 401(k) Plan as Previously Disclosed; or (iv) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

(f) Increase in Compensation. With the exception of the anticipated increases in annual salary and annual officer and employee bonuses Previously Disclosed to Bankshares and such other raises as are in the ordinary course of business and in accordance with historical practices, increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants.

(g) Accounting Practices. Make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

(h) Acquisitions; Additional Branch Offices. Directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

(i) Changes in Business Practices. Except as may be required by the FDIC, the SCBFI or any other governmental or other regulatory agency or as shall be required by applicable law, regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Section 4.1 above and Section 6.8 below).

(j) Exclusive Merger Agreement. Directly or indirectly, through any person (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than Bankshares) relating to a merger or other acquisition of

BHS or the purchase or acquisition of any BHS Stock or all or any significant part of BHS’s assets; or, except as required by law or by fiduciary obligations owed to the person assisted, provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning BHS or its business, or afford to any other person or entity access to its properties, facilities, books or records; (iii) sell or transfer all or any significant part of BHS’s assets to any other person or entity; or (iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

(k) Acquisition or Disposition of Assets.

(i) Except in the ordinary course of business consistent with its past practices, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets; provided, however, that for the purposes of this Agreement, the sale of “other assets owned,” “other real estate owned” or any similar property obtained upon foreclosure of loans by BHS, shall not be considered to be in the ordinary course of business.

(ii) Except in the ordinary course of business consistent with past practices, purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

(iii) Enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates BHS for a period longer than six months;

(iv) Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

(v) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license) other than assets that are obsolete or no longer used in BHS’s business; or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of BHS or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

(l) Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent).

(m) Liens; Encumbrances. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances Previously Disclosed to Bankshares with specificity) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with borrowings from the Federal Home Loan Bank of Atlanta, securing of public funds deposits, repurchase agreements or other similar operating matters).

(n) Waiver of Rights. Waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money’s worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

(o) Other Contracts. Except as Previously Disclosed, enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Section 4.2) (i) for or with respect to any charitable contributions in excess of $1,000; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which BHS would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit BHS to make expenditures of more than $15,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of BHS’s lending operations).

(p) Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, BHS will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking markets.

4.3 Shareholder Approval.

(a) Meeting of Shareholders. BHS shall cause a special meeting of its shareholders to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of this Agreement and Plan of Merger, or in lieu thereof shall obtain the unanimous written consent of its shareholders approving and adopting this Agreement and Plan of Merger and waiving all procedural formalities of meeting, including, but not limited to, time, date, notice, place and purpose of meeting. In connection with the call and conduct of and all other matters relating to its shareholders’ meeting or other shareholder approval, BHS shall fully comply with all provisions of applicable federal and state law and regulations and with its Articles of Incorporation and bylaws.

(b) Recommendation of Board of Directors. Subject to its fiduciary obligations, the Board of Directors of BHS shall recommend to the shareholders of BHS that they vote their shares at the shareholders’ meeting contemplated by Section 4.3(a) above to approve this Agreement and Plan of Merger or, in the event that the shareholders of BHS approve this Agreement and Plan of Merger by unanimous written consent, such unanimous written consent of the shareholders shall indicate and state that BHS’s Board of Directors considers the Merger to be advisable and in the best interests of BHS and its shareholders.

ARTICLE V. COVENANTS OF BANKSHARES

Bankshares hereby covenants and agrees as follows with BHS:

5.1 Employment.

(a) Contracts. At the Effective Time, the Bank will enter into Employment Agreements with Jane Blackmon, Dwight Bridges and Mark Bridges substantially in the form attached hereto as Exhibits A, B and C hereto.

(b) Other Employees. After the Effective Time, Bankshares will use its best efforts to retain other employees of BHS. Any such person retained shall be an employee of Bankshares or the Bank on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate Bankshares or the Bank to employ any such person for any specific period of time or in any specific position or location or to restrict Bankshares’ or the Bank’s right to change the rate of compensation or terminate the employment of any such person at any time and for any reason.

(c) Severance Policy. Any employee of BHS at the Effective Time who shall not be offered employment with the Bank after the Effective Time, or who shall be terminated other than for cause within one (1) year after the effective time, shall be paid a severance in an amount equal to two (2) weeks of compensation of such employee for every full or partial year of employment with BHS; provided, however, that in no event shall such severance payment for any employee exceed six (6) months of compensation of such employee.

(d) Special Retirement Benefit. In the event that James Bruce elects to retire at the Effective Time, the Bank will make a one-time severance payment to James Bruce equal to his then current annual salary.

5.2 Employee Benefits.

(a) Generally. Except as otherwise provided herein and to the extent permitted by contribution and deduction limitations of ERISA and the Code with respect to Bankshares’ qualified plans, any employee of BHS who continues employment with Bankshares or the Bank at the Effective Time (a “New Employee”) shall become entitled to receive all employee benefits and to participate in all benefit plans provided by Bankshares or the Bank, as applicable, on the same basis and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of Bankshares or the Bank. However, each New Employee shall be given credit for his or her full years of service with BHS for purposes of (i) entitlement to vacation and sick leave and for participation in all Bankshares welfare, insurance and other fringe benefit plans, and (ii) eligibility for participation and vesting in the Waccamaw Bank 401(k) Plan. Notwithstanding any provision herein to the contrary, neither the Bank nor Bankshares will not be required to take any action that could adversely affect the continuing qualification of the Waccamaw Bank 40l(k) Plan. The Bank will grant to each New Employee a pro rata amount of sick leave and vacation leave, in accordance with the Bank’s standard leave policies, for the period between the Effective Time and the end of the calendar year during which the Effective Time occurs. Each New Employee will be permitted to carry over accrued and unused sick leave and vacation leave earned at BHS but shall thereafter be subject to the Bank’s leave policies.

(b) Health Insurance. Each New Employee shall be entitled to participate in the Bank’s group health insurance plan at a cost equal to the cost, if any, for any the Bank employee and such participation shall be without regard to pre-existing condition requirements under the Bank’s group health insurance plan, to the extent any such condition at the Effective Time would have been covered under the health insurance plans of BHS.

5.3 BHS Directors.

Each member of the Board of Directors of BHS serving at the Effective Time shall be appointed to serve on an advisory board of the Bank for Heath Springs, South Carolina. Such members shall be compensated in the same manner as was in effect for members of the BHS Board of Directors immediately prior to the Effective Time for a period of no less than two (2) years.

5.4 Indemnification of Directors and Officers.

(a) After the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for BHS and its directors and officers, Bankshares shall indemnify, hold harmless and defend the directors and officers of BHS in office at the Effective Time, to the same extent as it indemnifies its own directors and officers, from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature including, without limitation, reasonable attorneys’ fees and legal costs and expenses therewith whether known or unknown and whether now existing or hereafter arising which may be threatened against, incurred, undertaken, received or paid by such persons in connection with or which arise out of or result from or are based upon any action or failure to act by such person in the ordinary scope of his duties as a director or officer of BHS (including service as a fiduciary of any of the BHS Plans (as defined in Section 2.23(a)) through the Effective Time; provided, however, that Bankshares shall not be obligated to indemnify such person for (i) any act not available for statutory or permissible indemnification under North Carolina law or South Carolina law, (ii) any penalty, decree, order, finding or other action imposed or taken by any regulatory authority, (iii) any violation or alleged violation of federal or state securities laws to the extent that indemnification is prohibited by law, or (iv) any claim of sexual or other unlawful harassment, or any form of employment discrimination prohibited by federal or state law; further, provided, however, that (A) Bankshares shall have the right to assume the defense thereof and upon such assumption Bankshares shall not be liable to any director or officer of BHS for any legal expenses of other counsel or any other expenses subsequently incurred by such director or officer in connection with the defense thereof, except that if Bankshares elects not to assume such defense or counsel for such director or officer or reasonably advises such director or officer that there are issues which raise conflicts of interest between Bankshares and such director or officer, such director or officer may retain counsel reasonably satisfactory to him, and Bankshares shall pay the reasonable fees and expenses of such counsel, (B) Bankshares shall not be liable for any settlement effected without its prior written consent, and (C) Bankshares shall have no obligation hereunder to any director or officer of BHS when and if a court of competent jurisdiction shall determine that indemnification of such director or officer in the manner contemplated hereby is prohibited by applicable law. The indemnification provided herein shall be in addition to any indemnification rights an indemnitee may have by law, pursuant to the charter or bylaws of BHS or pursuant to any BHS Plan for which the indemnity serves as a fiduciary.

(b) From and after the Effective Time, Bankshares will directly or indirectly cause the persons who served as directors or officers of BHS at the Effective Time to be covered by BHS’s existing directors’ and officers’ liability insurance policy (provided that Bankshares may substitute therefor policies of at least the same coverage in amounts contained and terms and conditions which are not less advantageous than such policy). Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

(c) The indemnification provided by this Section 5.4 is the sole indemnification provided by Bankshares to the directors and officers of BHS for service in such positions up to and through the Effective Time. This Section 5.4 is intended to create personal rights in the directors and officers of BHS, who shall be deemed to be third-party beneficiaries hereof. Notwithstanding any other provision of this Agreement, at the Effective Time, the indemnification rights provided herein shall not be extinguished but shall instead survive for a period of three years after the Effective Time.

5.5 Continued Operation Under the Name “Bank of Heath Springs, a Division of Waccamaw Bank”. Following the Effective Time and for a period of twenty-four (24) months following the Effective Time, Bankshares will operate the branch office of Waccamaw Bank located in Heath Springs, South Carolina under the name “Bank of Heath Springs, a Division of Waccamaw Bank,” provided however, that such covenant shall be explicitly conditioned upon the prior approval of the operation of a branch office under such assumed name by appropriate regulatory authorities, including, but not limited to, the SCBFI. Bankshares will use its best efforts to secure the regulatory approval(s) referred to in this Section 5.5.

5.6 Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, Bankshares promptly will notify BHS in writing of and provide to it such information as it shall request regarding (i) any material adverse change in Bankshares’ consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Bankshares herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of Bankshares’ covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.2 below.

5.7 Further Action; Instruments of Transfer. Bankshares shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to BHS all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of Bankshares in consummating such transactions and (iii) cooperate with BHS fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

ARTICLE VI. MUTUAL AGREEMENTS

6.1 Shareholder Approval.

(a) Preparation and Distribution of Notice of Special Meeting of Shareholders. Bankshares and BHS jointly shall prepare either (i) a notice of special meeting of shareholders for distribution to the shareholders of BHS; or (ii) a unanimous written consent to action without a meeting for the purpose of approving this Agreement and Plan of Merger. Such notice of special meeting or unanimous written consent shall be in such form and shall contain or be accompanied by such information regarding the shareholders’ meeting, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by Bankshares and BHS. BHS shall mail any notice of special meeting prior to the scheduled date of its shareholders’ meeting in accordance with its bylaws and South Carolina law.

(b) Information for Regulatory Applications. Each of Bankshares and BHS shall promptly respond, and use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by the other party and its counsel for information for inclusion in the various applications for regulatory approvals. Each of Bankshares and BHS hereby covenants with the other that none of such information provided will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times up to and including the Effective Time, none of such information as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.2 Regulatory Approvals. Within 60 days after the date of this Agreement, each of Bankshares and BHS shall prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of it, by applicable law and regulations with respect to the transactions described herein (including applications to the FDIC, the Commissioner, the SCBFI and to any other applicable federal or state banking, securities or other regulatory authority). Each party shall use its best efforts in good faith to obtain all necessary regulatory approvals required for consummation of the transactions described herein. Each party shall cooperate with the other party in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by any other party to complete any such application; and, before the filing therefor, each party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other party. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

6.3 Access. Following the date of this Agreement and to and including the Effective Time, BHS and Bankshares shall each provide the other party and such other party’s employees, accountants, counsel or other representatives, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants as BHS and Bankshares, as the case may be, shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by Bankshares or BHS shall be performed in such a manner as will not interfere unreasonably with the other party’s normal operations or with relationship with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing.

6.4 Costs. Subject to the provisions of Section 8.2(b)(iv) below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, each of Bankshares and BHS shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement including, in the case of BHS, payments to Howe Barnes, or otherwise in connection with this Agreement and the transactions described herein (including, without limitation, all accounting fees, legal fees, filing fees, printing costs, mailing costs, travel expenses, and investment banking fees).

6.5 Announcements. No person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to Bankshares or BHS any such disclosure by Bankshares or BHS, as the case may be, is required by law or otherwise is prudent.

6.6 Confidentiality. Bankshares and BHS each shall treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about the other during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Section 6.6), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or other regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law. In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other party which were obtained from them during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party. The parties’ obligations of confidentiality under this Section 6.6 shall survive and remain in effect following any termination of this Agreement.

6.7 Environmental Studies. At its option, Bankshares may cause to be conducted Phase I environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or the Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as Bankshares shall deem necessary or desirable (collectively, the “Environmental Survey”); provided, however, that the Environmental Survey, as much as possible, shall be performed in such a manner as will not interfere unreasonably with BHS’s normal operations, and provided further, however, that BHS shall use its best efforts to obtain any required consents of third parties to permit any Environmental Survey of any Loan Collateral. Bankshares shall attempt in good faith to complete all such Phase I environmental assessments within 60 days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses as promptly as practicable. Subject to the provisions of Section 8.2(b)(iv) below, the costs of the Environmental Survey shall be paid by Bankshares. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would constitute a violation of any Environmental Laws, and if, (ii) based on the advice of its legal counsel or other consultants, Bankshares believes that BHS or, following the Merger, Bankshares or the Bank, could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that BHS or, following the Merger, Bankshares or the Bank, could become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, BHS or, following the Merger, Bankshares or the Bank, could incur any such liability if it acquired title to such Loan Collateral), and if, (iii) based on the advice of their legal counsel or other consultants, Bankshares reasonably believes the amount of expenses or liability which either of them could incur or for which either of them could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time during the next twenty years could equal or exceed an aggregate of $250,000, then Bankshares shall give BHS prompt written notice thereof (together with all information in its possession relating thereto) and, at Bankshares’ sole option and discretion, at any time thereafter and up to the Effective Time, it may terminate this Agreement without further obligation or liability to BHS or its shareholders.

6.8 Certain Modifications. Bankshares and BHS shall consult with each other with respect to BHS’s loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and BHS shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Bankshares and BHS also shall consult with each other with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them. The representations, warranties and covenants of each of Bankshares and BHS contained in this Agreement shall not be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken by reason of this Section 6.8.

6.9 Transition Team. Bankshares and BHS shall create a transition team comprised of staff and representatives of BHS and staff and representatives of the Bank (the “Transition Team”). The purpose of the Transition Team shall be to provide detailed guidance to Bankshares in fulfilling and consummating the Merger, to maintain open lines of communication between BHS and Bankshares, and to handle customer inquiries regarding the Merger. The Transition Team shall meet as necessary until the Effective Time. Members of the Transition Team shall receive no separate compensation for such service.

ARTICLE VII. CONDITIONS PRECEDENT TO MERGER

7.1 Conditions to all Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger in consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including, without limitation, the approval of the shareholders of BHS of this Agreement and Plan of Merger.

(b) Regulatory Approvals. (i) The Merger and other transactions described herein shall have been approved, to the extent required by law, by the FDIC, the Commissioner, the SCBFI and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions, (ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by Bankshares or BHS to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of this Agreement to Bankshares or BHS’s shareholders as to render it inadvisable for it to consummate the Merger; (iii) all applicable waiting periods following regulatory approvals shall have expired without objection to the Merger by the FDIC or other applicable regulatory authorities; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

(c) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the FDIC, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit BHS, Bankshares or the Bank from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against BHS, Bankshares or the Bank or any of their respective officers or directors which shall reasonably be considered by BHS or Bankshares to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

7.2 Additional Conditions to BHS’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, BHS’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Compliance with Laws. Bankshares and the Bank shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein, except where the violation of or failure to comply with any such law or regulation would not result in a material adverse change to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Bankshares and the Bank considered as one enterprise.

(b) Bankshares’ Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by BHS as provided in Section 10.3 below, (i) each of the representations and warranties of Bankshares and the Bank contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Bankshares and the Bank considered as one enterprise, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement; and (ii) Bankshares shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. BHS shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of Bankshares to the foregoing effect and as to such other matters as may be reasonably requested by BHS.

(c) Legal Opinion of Bankshares’ Counsel. BHS shall have received from Gaeta & Eveson, P.A., Raleigh, North Carolina, counsel for Bankshares, a written opinion dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to BHS and its counsel.

(d) Fairness Opinion. BHS shall have received from its financial advisor, Howe Barnes, an opinion dated as of the date of this Agreement to the effect that the consideration to be received by BHS’s shareholders in the Merger is fair, from a financial point of view, to BHS and its shareholders.

(e) Other Documents and Information from Bankshares. Bankshares shall have provided to BHS correct and complete copies of its Articles of Incorporation, bylaws and Board of Directors resolutions approving this Agreement and the Merger (all certified by its Secretary), together with certificates of the incumbency of its officers and such other closing documents and information as may be reasonably requested by BHS or its counsel.

7.3 Additional Conditions to Bankshares’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, Bankshares’ obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Material Adverse Change. There shall not have occurred any material adverse change in the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of BHS and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change.

(b) Compliance with Laws. BHS shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein, except where the violation of or failure to comply with any such law or regulation would not have a Material Adverse Effect on the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of BHS.

(c) BHS’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by Bankshares as provided in Section 10.3 below, (i) each of the representations and warranties of BHS contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of BHS, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement, and (ii) BHS shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. Bankshares shall have received a certificate dated as of the Closing Date and executed by the chief executive officer and chief financial officer of BHS to the foregoing effect and as to such other matters as may be reasonably requested by Bankshares.

(d) Legal Opinion of BHS’s Counsel. Bankshares shall have received from Savage, Royall and Sheheen, L.L.P., Camden, South Carolina counsel to BHS, a written opinion, dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to Bankshares and its counsel.

(e) Other Documents and Information from BHS. BHS shall have provided to Bankshares correct and complete copies of BHS’s Articles of Incorporation, bylaws and Board and shareholder resolutions (all certified by BHS’s Secretary), together with certificates of the incumbency of BHS’s officers and such other closing documents and information as may be reasonably requested by Bankshares or its counsel.

(f) Property. BHS shall have obtained all required consents to the assignment to Bankshares of its rights and obligations under any personal property lease and any Real Property Lease material to the business of BHS, and such consents shall be in such form and substance as shall be satisfactory to Bankshares; and each of the lessors of BHS shall have confirmed in writing that BHS is not in default under the terms and conditions of any personal property lease or any Real Property Lease. Bridges Construction Company (the “Construction Company”) shall have accepted the Bank’s offer to purchase all of the Construction Company’s right, title and interest in the facility housing the main office of BHS at the corner of 202 North Main Street, Heath Springs, South Carolina.

(g) Employee Agreements. Ms. Jane Blackmon and Messrs. Dwight Bridges and Mark Bridges shall have entered into the Agreements described in Section 5.1(a) hereof.

ARTICLE VIII. TERMINATION; BREACH; REMEDIES

8.1 Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of BHS), this Agreement may be terminated by the mutual agreement of Bankshares and BHS. Upon any such mutual termination, all obligations of BHS and Bankshares hereunder shall terminate and each party shall pay costs and expenses as provided in Section 6.4 above.

8.2 Unilateral Termination. This Agreement may be terminated by either Bankshares or BHS (whether before or after approval hereof by BHS’s shareholders) upon written notice to the other parties and under the circumstances described below.

(a) Termination by Bankshares. This Agreement may be terminated by Bankshares by action of its Board of Directors:

(i) if any of the conditions to the obligations of Bankshares (as set forth in Section 7.1 and 7.3 above) shall not have been satisfied or effectively waived in writing by Bankshares by May 31, 2006 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Bankshares to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if BHS shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or Article VI herein in any material respect;

(iii) if Bankshares determines at any time that any of BHS’s representations or warranties contained in Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

(iv) if BHS’s shareholders do not approve this Agreement and Plan of Merger;

(v) if the Merger shall not have become effective on or before May 31, 2006 unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the dates set forth in this Section 8.2(a) shall be extended by mutual agreement for up to an additional 60 days;

(vi) under the circumstances described in Section 6.7 above; and

However, before Bankshares may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Section 8.2(a), it shall give written notice to BHS as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Bankshares shall not become effective if, within 30 days following the giving of such notice, BHS shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Bankshares. In the event BHS cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Bankshares within such 30-day period, Bankshares shall have 30 days to notify BHS of its intention to terminate this Agreement. A failure to so notify BHS will be deemed to be a waiver by Bankshares of the breach, default or violation pursuant to Section 10.3 below.

(b) Termination by BHS. This Agreement may be terminated by BHS by action of its Board of Directors:

(i) if any of the conditions of the obligations of BHS (as set forth in Section 7.1 and 7.2 above) shall not have been satisfied or effectively waived in writing by BHS by May 31, 2006 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of BHS to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if Bankshares shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or Article VI herein in any material respect;

(iii) if BHS determines that any of Bankshares’ representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

(iv) if, prior to the Effective Time, a corporation, partnership, person, or other entity or group shall have made a bona fide proposal to acquire all or substantially all of the capital stock of BHS or to merge with BHS (an “Acquisition Transaction”) that the BHS Board of Directors determines, in its good faith judgment and in the exercise of its fiduciary duties, with respect to legal matters on the written opinion of legal counsel and as to financial matters on the written opinion of Howe Barnes or other investment banking firm of national reputation, is more favorable to the BHS shareholders and that the failure to terminate this Agreement and accept such alternative Acquisition Transaction would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that in the event this Agreement is terminated by BHS pursuant to this Section 8.2(b)(iv), BHS shall reimburse Bankshares for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $100,000.

However, before BHS may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Section 8.2(b), it shall give written notice to Bankshares as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by BHS shall not become effective if, within 30 days following the giving of such notice, Bankshares shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of BHS. In the event Bankshares cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of BHS within such 30-day period, BHS shall have 30 days to notify Bankshares of its intention to terminate this Agreement. A failure to so notify Bankshares will be deemed to be a waiver by BHS of the breach, default or violation pursuant to Section 10.3 below.

8.3 Effect of Termination.

(a) In the event that this Agreement is terminated by BHS pursuant to Section 8.2(b)(iv) and within eighteen (18) months of such termination, BHS enters into a definitive agreement regarding an Acquisition Transaction, BHS shall, immediately upon the consummation of such Acquisition Transaction, make a cash payment to Bankshares in the amount of $400,000.

(b) Except as set forth in subsection (a) of this Section 8.3 and Section 8.2(b)(iv), in the event of the termination of this Agreement, this Agreement shall become void and have no effect except that the provisions of Section 10.2 and Section 6.6 of this Agreement shall survive such termination, and neither party hereto shall have any liability to the other party in connection with such termination.

ARTICLE IX. INDEMNIFICATION

9.1 Agreement to Indemnify. In the event this Agreement is terminated for any reason and the Merger is not consummated, then BHS and Bankshares will indemnify each other as provided below.

(a) By BHS. BHS shall indemnify, hold harmless and defend Bankshares from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by Bankshares:

(i) in connection with or which arise out of or result from or are based upon (A) BHS’s operations or business transactions or its relationship with any of its employees, or (B) BHS’s failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes a breach by BHS of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of BHS to perform any of its covenants, agreements or obligations under or in connection with this Agreement;

(iii) in connection with or which arise out of or result from or are based upon any information provided by BHS which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to BHS’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and

(iv) in connection with or which arise out of or result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation on, from or relating to the Real Property by BHS or any other person of any Hazardous Substances, or any action taken or any event or condition occurring or existing with respect to the Real Property which constitutes a violation of any Environmental Laws by BHS or any other person.

(b) By Bankshares. Bankshares shall indemnify, hold harmless and defend BHS from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by BHS:

(i) in connection with or which arise out of or result from or are based upon (A) Bankshares’ operations or business transactions or its relationship with any of its employees, or (B) Bankshares’ failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes a breach by Bankshares of, or any inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Bankshares to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and,

(iii) in connection with or which arise out of or result from or are based upon any information provided by Bankshares which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to BHS’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

9.2 Procedure for Claiming Indemnification.

(a) By Bankshares. If any matter subject to indemnification hereunder arises in the form of a claim against Bankshares or its successors and assigns (herein referred to as a “Third Party Claim”), Bankshares promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to BHS. Within 15 days of such notice, BHS either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify Bankshares that BHS disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by BHS and the cost of such defense shall be borne by BHS except that Bankshares shall have the right to participate in such defense at its own expense and provided that BHS shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon Bankshares or its successors or assigns. Bankshares agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to BHS without charge therefor except for out-of-pocket expenses. If BHS fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, Bankshares shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. Bankshares also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by BHS.

(b) By BHS. If any matter subject to indemnification hereunder arises in the form of a claim against BHS or its successors and assigns (herein referred to as a “Third Party Claim”), BHS promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to Bankshares. Within 15 days of such notice, Bankshares either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify BHS that Bankshares disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by Bankshares and the cost of such defense shall be borne by Bankshares except that BHS shall have the right to participate in such defense at its own expense and provided that Bankshares shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon BHS or its successors and assigns. BHS agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to Bankshares without charge therefor except for out-of-pocket expenses. If Bankshares fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, BHS shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. BHS also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by Bankshares.

ARTICLE X. MISCELLANEOUS PROVISIONS

10.1 Reservation of Right to Revise Structure. Notwithstanding any provision herein to the contrary, Bankshares shall have the unilateral right to revise the structure of the Merger for any reason Bankshares may deem advisable; provided, however, that no such change will (i) alter or change the amount or kind of consideration to be received by the shareholders of BHS in the Merger or (ii) adversely affect the tax treatment to the shareholders of BHS as a result of receiving such consideration. In the event of such election by Bankshares, the parties hereto shall execute one or more appropriate amendments to this Agreement.

10.2 Survival of Representations, Warranties, Indemnification and Other Agreements.

(a) Representations, Warranties and Other Agreements. None of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the parties’ agreements contained in Section 6.6 above, and Bankshares’ covenants contained in Sections 5.1 through 5.5 above shall survive the effectiveness of the Merger.

(b) Indemnification. The parties’ indemnification agreements and obligations pursuant to Section 9.1 above shall become effective only in the event this Agreement is terminated, and neither of the parties shall have any obligations under Section 9.1 in the event of or following consummation of the Merger.

10.3 Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof, provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party or as provided in Sections 8.2(a) and 8.2(b) above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

10.4 Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of BHS, by an agreement in writing approved by a majority of the Boards of Directors of Bankshares and BHS executed in the same manner as this Agreement; provided however, that the provisions of this Agreement relating to the manner or basis in which shares of BHS Stock are converted into cash shall not be amended after the approval of this Agreement and Plan of Merger by the shareholders of BHS without the requisite approval of such shareholders of such amendment.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

(a) If to BHS, to:

Attn: Mr. Mark Bridges

Bank of Heath Springs

Main and Caston Streets, N.W.

Heath Springs, South Carolina 29058

With copy to:

Robert J. Sheheen, Esq.

Savage, Royall and Sheheen, L.L.P.

Post Office Drawer 10

Camden, SC 29020

(b) If to Bankshares, to:

Attention: Mr. James G. Graham

Waccamaw Bankshares, Inc.

110 North J. K. Powell Boulevard

Whiteville, North Carolina 28472

With copy to:

Anthony Gaeta, Jr., Esq.

Gaeta & Eveson, P.A.

8305 Falls of Neuse Road, Suite 203

Raleigh, North Carolina 27615

10.6 Further Assurance. BHS and Bankshares shall each furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

10.7 Headings and Captions. Headings and captions of the sections and Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

10.8 Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

10.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, Section, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

10.10 Assignment. This Agreement may not be assigned by either party hereto except with the prior written consent of the other party hereto.

10.11 Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which together shall constitute one agreement.

10.12 Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina.

10.13 Inspection. Any right of Bankshares or BHS hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that Bankshares or BHS should have conducted any investigation or that such right has been exercised by Bankshares or BHS or their agents, representatives or others. Any investigations or inspections that have been made by Bankshares or BHS or their agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of BHS or Bankshares in this Agreement.

IN WITNESS WHEREOF, BHS and Bankshares each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

BANK OF HEATH SPRINGS

	By	/s/ Mark Bridges
ATTEST:

/s/ Jane Blackmon
Asst. Secretary

WACCAMAW BANKSHARES, INC.

	By	/s/ James G. Graham
James G. Graham
President and Chief Executive Officer
ATTEST:

/s/ Janet Smith
Asst. Secretary

WACCAMAW BANK

	By	/s/ James G. Graham
James G. Graham
President and Chief Executive Officer
ATTEST:

/s/ Janet Smith
Asst. Secretary

INDUCEMENT

As a result of the consideration to be received by the W.H. Bridges Marital Trust (the “Trust”) in exchange for its ownership of 4,648 shares of the common stock of the Bank of Heath Springs (the “Bank”), which ownership amounts to 93% of the issued and outstanding shares of the Bank, the Trust, acting in accordance with its fiduciary duties, believes it to be prudent and in the best interests of the Trust and its beneficiaries, for the Bank to enter into the Agreement and Plan of Reorganization and Merger dated December 19, 2005 with Waccamaw Bankshares, Inc. and Waccamaw Bank (the “Agreement”). As an inducement to Waccamaw Bankshares, Inc. and Waccamaw Bank to enter into the Agreement, the Trust agrees that it will deposit an amount not less than $4,000,000 into a thirty-six (36) month certificate of deposit (the “CD”) at a fixed annual percentage rate (APR) of 2.5%, provided, however, the trustee of the Trust shall not be bound to comply with this inducement agreement should a court of competent jurisdiction render a judgment that compliance by the trustee with the provisions of the inducement agreement would be a violation of his fiduciary duty as trustee or in the event of the death of Joan A. Bridges, principal beneficiary of the Trust, which event would end the Trust and require the trustee to distribute the assets of the Trust to the designated beneficiaries. In either of said events, the withdrawal of the funds on deposit at the Bank shall be permitted without the payment of any premature withdrawal or other penalties.

W. H. Bridges Marital Trust

By:	/s/ Mark Bridges
Mark Bridges, Trustee

SCHEDULES AND EXHIBITS TO

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

SCHEDULE	DESCRIPTION
A	Plan of Merger

EXHIBIT	DESCRIPTION
A	Employment Agreement with Jane Blackmon

B	Employment Agreement with Dwight Bridges

C	Employment Agreement with Mark Bridges

SCHEDULE A

PLAN OF MERGER

By and Between

WACCAMAW BANK

and

BANK OF HEATH SPRINGS

1.01. Names of the Merging Corporations. The names of the banking corporations proposed to be merged are Waccamaw Bank (“Waccamaw”) and the Bank of Heath Springs (“BHS”).

1.02. Nature of Transaction; Plan of Merger. Subject to the provisions of this Plan of Merger, at the “Effective Time” specified in the Articles of Merger filed with the North Carolina Secretary of State and the South Carolina Secretary of State, BHS will be merged into and with Waccamaw pursuant to Section 53-12 of the North Carolina General Statutes and Title 34 of the South Carolina Code of Laws (the “Merger”).

1.03. Effect of Merger. At the Effective Time, and by reason of the Merger, the separate corporate existence of BHS shall cease while the corporate existence of Waccamaw, as the surviving corporation in the Merger, shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger.

1.04 Surviving Corporation. Following the Merger, Waccamaw shall continue to operate as a North Carolina banking corporation and will conduct its business at the then legally established branch and main offices of Waccamaw and BHS. The duration of the corporate existence of Waccamaw, as the surviving corporation in the Merger, shall be perpetual and unlimited.

1.05. Terms and Conditions of the Merger. The Merger shall be effected pursuant to the terms and conditions of this Plan of Merger and of the Agreement and Plan of Reorganization and Merger, dated as of December 19, 2005, by and among BHS, Waccamaw and Waccamaw’s sole shareholder, Waccamaw Bankshares, Inc. (the “Agreement”).

1.06 Assets and Liabilities of BHS. At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all property, assets and rights of every kind and character of BHS (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to BHS, whether tangible or intangible) shall be transferred to and vest in Waccamaw, and Waccamaw shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of BHS (including all trust and other fiduciary properties, powers and rights), all without any conveyance, assignment or further act or deed; and, Waccamaw shall become responsible for all other liabilities, duties and obligations of every kind, nature and description of BHS (including duties as trustee or fiduciary) as of the Effective Time.

1.07. Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and Bylaws of Waccamaw in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of Waccamaw as the surviving corporation in the Merger.

1.08. Conversion of Shares and Merger Consideration.

(a) Bankshares and Bank Stock. Each share of common stock of Waccamaw, par value $5.00 per share, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger.

(b) BHS Stock. Except as otherwise provided herein, at the Effective Time, all rights of BHS’s shareholders with respect to all then outstanding shares of the common stock of BHS, $10.00 par value per share (“BHS Stock”), shall cease to exist, and the holders of shares of BHS Stock shall cease to be and shall have no further rights as shareholders of BHS. At the Effective Time, each such outstanding share of BHS Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by BHS, the Bank or Bankshares, which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section 1.7 of the Agreement) shall be converted, without any action on the part of the holder of such shares, into the right to receive the Per Share Cash Consideration (as defined in Article 1.08(c) below) in accordance with this Article 1.08. Following the Effective Time, certificates representing shares of BHS Stock outstanding at the Effective Time shall evidence only the right to receive the Per Share Cash Consideration. No share of BHS Stock, other than Dissenting Shares (as defined in Section 1.7 of the Agreement), shall be deemed to be outstanding or have any rights other than those set forth in this Article 1.08 after the Effective Time.

(c) Per Share Cash Consideration. For purposes of this Agreement, the “Per Share Cash Consideration” shall be the quotient of Eight Million Dollars ($8,000,000) divided by the number of shares of BHS Stock issued and outstanding as of the Effective Time.

1.10 Closing; Effective Time. The closing of the Merger and other transactions contemplated by the agreement between Waccamaw Bankshares, Inc., Waccamaw and BHS shall take place at the offices of Waccamaw in Whiteville, North Carolina, or at such other place as Waccamaw shall designate, on a date mutually agreeable to Waccamaw and BHS (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of required approvals of the Merger by governmental or regulatory authorities (but in no event more that sixty (60) days following the expiration of all such required waiting periods).

50